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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


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                                    FORM 8-K


                                 CURRENT REPORT


       PURSUANT TO SECTION 13 OR 15(d) OF SECURITIES EXCHANGE ACT OF 1934


        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) MARCH 25, 1999


                              JUST LIKE HOME, INC.
             (Exact name of registrant as specified in its charter)


         Florida                                                 0-25908
(State or other jurisdiction                              (Commission File No.)
    of incorporation)


                        3655 Cortez Road West, Suite 110
                            Bradenton, Florida 34210
                    (Address of principal executive office)


       Registrant's telephone number, including area code: (941) 756-2555



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ITEM 5.  OTHER EVENTS

         Effective March 25, 1999, the Registrant announced the following management changes: Isidore Siegel was elected Chairman of the Board and Acting Chief Executive Officer. Daniel D. Levitan, the former Chairman of the Board and acting Chief Executive Officer of the Registrant, resigned his position as an Officer and Director of the Registrant simultaneous with Mr. Siegel's election.

         Mr. Siegel, is a retired attorney, who has served as a Director of the Registrant since 1995. Mr. Siegel is currently a part owner in two nursing home facilities.

         As reported in the March 5, 1999, 8-K filing, the Registrant announced that Dean T. DuCray had been elected Vice President and Chief Financial Officer. Mr. DuCray was a Financial Consultant to the Registrant and therefore was not an employee of the Registrant, however he agreed to serve as acting Chief Financial Officer on an interim basis. As of the date of this filing, Mr. DuCray has resigned his position as an Officer of the Registrant, and given the Registrant notice that he is no longer willing to act in this or any other official capacity for the Registrant.

         In addition, as of the date of this filing, Darryl R. Callahan, also a Consultant to the Registrant and not an employee, who was the acting President of Registrant and a member of Registrant's Board of Directors, resigned his positions as an Officer and Director of the Registrant, and notified the Registrant that he too would no longer act in any official capacity for the Registrant.

         However, both Mr. DuCray and Mr. Callahan have agreed to be available on an unofficial basis to insure a smooth transition to new management. They will also be available, as time permits, to assist the Registrant in the event that the Registrant is successful in a corporate financial restructuring, or to assist the Registrant in refinancing it's obligations to the Health Care REIT, Inc. (the "REIT" - NYSE:HCN), should the Registrant prevail in the current litigation with the REIT.

         The Registrant continues in litigation with the REIT regarding the REIT's notice of termination of the Registrant's Lease Agreements with the REIT. A hearing is scheduled for April 12, 1999, at which the Registrant will seek among other things to block the termination of the Leases, and to construe the Leases as financing arrangements subject to Florida law regarding foreclosure of mortgages.

         Although the Registrant is in discussions with various financing sources regarding financing that could permit the Registrant to purchase the facilities if it is successful in the litigation with the REIT, it has no present commitment from any financing sources to provide the required financing. The Registrant has designated a committee of two disinterested Directors to explore all available options for the Registrant in the event of a successful settlement of the REIT litigation, including sale, merger, new equity investment, and other financings. There can be no assurances that the REIT would sell the facilities to the Registrant, even if the Registrant were successful in completing a new financing. The Registrant does not presently have the cash resources to continue its operations beyond the short term (and only as long as the REIT lease terminations are held off by court actions or some future agreement with the REIT). If the courts determine that the REIT financing documents are in fact true leases and not in the nature of




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mortgages, this would result in an immediate termination of all leases and the cessation of business by the Registrant.

         Due to the costs associated with the litigation with the Health Care REIT and the extremely strained cash resources of the Registrant, the Registrant does not have the funds available to compensate independent outside auditors or appropriate legal counsel, and therefore management has not filed its Form 10-KSB for the year ending December 31, 1998, by the scheduled filing date. Internal unaudited accounting records indicate that the Registrant had a net operating loss for 1998, as it did in 1997. Although unaudited, it would appear that the 1998 loss was only slightly less than the loss of $2,227,234 reported for 1997.

         As reported in the March 5, 1999, 8-K filing, the average occupancies for the six facilities that were open and operating in September 1998, and March 1999, are up to approximately 85%. In addition to the six facilities operating in September 1998, the Registrant opened two additional facilities in October 1998. As of March 29, 1999, the overall occupancy for all eight facilities is 72.3%.


                                   SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          JUST LIKE HOME, INC.



                                          /s/    Isidore Siegel
                                          -------------------------------------
                                          Name:  Isidore Siegel
                                          Title: Chairman and Acting
                                                 Chief Executive Officer

Dated: April 1, 1999




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